Exhibit 99.1

Media: Melissa Zona +1.314.674.5555

Investors: Susannah Livingston +1.314.674.8914

Solutia Completes Acquisition of Southwall Technologies Inc.

Positions Solutia as leader in next-generation advanced film solutions

ST. LOUIS — November 28, 2011 — Solutia Inc. (NYSE: SOA), a market-leading performance materials and specialty chemicals company, has completed the previously announced acquisition of Southwall Technologies Inc. (NASDAQ: SWTX), a leading innovator of energy-saving films and glass products for the automotive and architectural markets. The $113 million transaction was funded by Solutia with existing cash on hand and is expected to be accretive in the first year.

“This acquisition combines Solutia’s leading commercial and market expertise with Southwall’s innovative and proprietary capabilities, positioning Solutia to provide the next generation of advanced film solutions to the premium window film and electronics markets,” said Jeffry N. Quinn, chairman, president and chief executive officer of Solutia Inc. “This step reflects Solutia’s strategy to support our high-growth markets and increase growth potential in our existing businesses.”

The acquisition was completed on November 28, 2011 by a merger of a subsidiary of Solutia into Southwall. The merger followed the successful completion by Solutia of a tender offer for all of the outstanding shares of common stock of Southwall at a purchase price of

$13.60 per share in cash, without interest and less any applicable withholding taxes. The tender offer expired at 12:00 midnight, New York City time, on the night of Tuesday, November 22, 2011. All remaining Southwall stockholders who did not tender their shares in the tender offer will have the right to receive the same $13.60 per share in cash, without interest and less any applicable withholding taxes, paid in the tender offer for each share of Southwall outstanding immediately prior to the effective time of the merger. Southwall stockholders whose shares were not validly tendered and accepted for payment in the tender offer will receive a Notice of Merger and a Letter of Transmittal that will instruct them as to how to receive the merger consideration.

To learn more about Solutia and its portfolio of product solutions that add energy efficiency, safety, security, comfort and aesthetics, please visit www.solutia.com.

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Notes to Editor: SOLUTIA and the Radiance Logo™ and all other trademarks listed below are trademarks of Solutia Inc. and/or its affiliates. SOUTHWALL and XIR are registered trademarks of Southwall Technologies Inc.

Forward Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions. These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risk and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q. These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com. Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

About Solutia Inc.

Solutia is a market-leading performance materials and specialty chemicals company. The company focuses on providing solutions for a better life through a range of products, including: Saflex® polyvinyl butyral interlayers for glass lamination and for photovoltaic module encapsulation and VISTASOLAR® ethylene vinyl acetate films for photovoltaic module encapsulation; LLumar®, Vista™, EnerLogic™, FormulaOne®, Gila®, V-KOOL®, Hüper Optik®, IQue™, Sun-X® and Nanolux™ aftermarket performance films for automotive and architectural applications; Flexvue™ advanced film component solutions for solar and electronic technologies; and technical specialties products including Crystex® insoluble sulfur, Santoflex® PPD antidegradants, Therminol® heat transfer fluids and Skydrol® aviation hydraulic fluids. Solutia’s businesses are world leaders in each of their market segments. With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 3,300 employees in more than 50 worldwide locations. More information is available at www.solutia.com.

About Southwall Technologies Inc.

Southwall Technologies is the leading innovator of energy-saving films and glass products that dramatically improve the energy efficiency of buildings, homes and cars. Southwall is an ISO 9001/14001-certified manufacturer with customers in more than 25 countries around the world.

Source: Solutia Inc.

St. Louis

11/28/2011